Exhibit 99.1

Gran Tierra Energy Inc. Announces Offer to Purchase all of its Issued and Outstanding 5.00% Convertible Senior Notes due 2021

CALGARY, Alberta, June 4, 2019, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American: GTE)(TSX:GTE)(LSE:GTE) today announces that its board of directors (the “Board”) has approved an issuer bid (the “Offer”) pursuant to which the Company will offer to purchase for cancellation all of the issued and outstanding 5.00% Convertible Senior Notes due 2021 (being US$115 million aggregate principal amount) of Gran Tierra (the “Convertible Notes”).

The purchase price under the Offer is US$1,075 in cash per US$1,000 principal amount of Convertible Notes.  Holders of Convertible Notes (each, a “Noteholder”) who deposit and do not withdraw their Convertible Notes under the Offer will receive a cash payment in respect of all accrued and unpaid interest outstanding on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company pursuant to the Offer.

Certain institutional Noteholders have agreed, pursuant to lock-up agreements with the Company, to deposit an aggregate of approximately US$61.2 million principal amount of Convertible Notes held by them to the Offer.

The Company will fund any purchases of Convertible Notes pursuant to the Offer from available cash on hand.  Management of the Company believes that repurchases of the Convertible Notes will create value for the Company’s stockholders by reducing the Company’s cash interest payments, de-levering its balance sheet, improving its debt maturity profile and eliminating potential dilution should the Convertible Notes be converted to shares of common stock of the Company.

The Offer is not conditional upon any minimum number of Convertible Notes being deposited, but is subject to various other conditions as detailed in the formal offer to purchase, the issuer bid circular and the related letter of transmittal (collectively, the “Offer Documents”), containing the terms and conditions of the Offer and instructions for depositing such Convertible Notes.  The Offer Documents will be mailed to registered Noteholders on June 5, 2019 and will be filed with the applicable securities regulators and available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Eight Capital was engaged by the Board as the independent valuator to prepare a formal valuation of the Convertible Notes in accordance with applicable Canadian securities laws (the “Valuation”).  The Valuation contains Eight Capital’s opinion that, based on the scope of its review and subject to the assumptions, qualifications and limitations provided therein, as of May 24, 2019, the fair market value of the Convertible Notes falls within the range of US$1,032 to US$1,080 per US$1,000 principal amount of Convertible Notes.  A copy of the Valuation will be attached to the Offer Documents.

The Offer will commence on June 6, 2019 and expire at 2:00 p.m. (Calgary time) on July 12, 2019, unless extended, varied or withdrawn by the Company (such time and date, the “Expiration Date”).

In accordance with applicable securities laws, the Company has suspended purchases of its shares of common stock pursuant to its current normal course issuer bid commenced on March 13, 2019 until after the Expiration Date or the date of termination of the Offer.

Gran Tierra has retained Computershare Investor Services Inc. (“Computershare”) to act as depositary in connection with the Offer. Noteholders who have questions with respect to the Offer, or require any assistance with respect to the Offer, including how to deposit Convertible Notes pursuant to the Offer, may contact Computershare by telephone at 1-800-564-6253 (toll-free in North America) or at 1-514-982-7555 (collect call outside North America) or by email at corporateactions@computershare.com.

None of Gran Tierra, its directors or Computershare or any of their respective affiliates, makes any recommendation to any Noteholder as to whether to deposit or refrain from depositing all or any portion of their Convertible Notes under the Offer. Noteholders must make their own decisions as to whether to deposit or refrain from depositing their Convertible Notes, and, if deposited, the amount of their Convertible Notes to deposit thereunder. Noteholders are strongly urged to review and evaluate carefully all information in the Offer Documents, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Convertible Notes pursuant to the Offer and, if deposited, what principal amount of Convertible Notes to deposit. Noteholders should carefully consider the income tax consequences of accepting the Offer and depositing Convertible Notes pursuant to the Offer.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc., together with its subsidiaries, is an independent international energy company focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is focused on its existing portfolio of assets in Colombia and Ecuador and will pursue new growth opportunities throughout Colombia and Ecuador, leveraging its financial strength. The Company’s shares of common stock trade on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company’s website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or 1-403-265-3221.

Gran Tierra’s filings with the U.S. Securities and Exchange Commission (the “SEC”) are available on the SEC website at www.sec.gov and on SEDAR at www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at www.morningstar.co.uk/uk/nsm.

Forward-Looking Statements and Advisories

This press release contains statements about future events that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Such forward-looking statements include, but are not limited to, the expiration of the Offer, the timing of the take up and payment for Convertible Notes deposited pursuant to the Offer and the Company’s expectation regarding value to stockholders as a result of the Offer.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: unexpected changes in general market and economic conditions. Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra are included in risks detailed from time to time in Gran Tierra’s reports filed with the SEC, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K filed February 27, 2019 and its subsequent Quarterly Reports on Form 10-Q. These filings are available on a website maintained by the SEC at www.sec.gov and on SEDAR at www.sedar.com.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.  In connection with the proposed Offer, the Company will file with the SEC a Tender Offer Statement under Section 13(e)(1) of the Securities Exchange Act of 1934, as amended (the “Tender Offer Statement”) and the related Offer Documents on Schedule TO.  This communication is not intended to be, and is not, a substitute for such filings or any other document that the Company may file with the SEC in connection with the Offer.  Noteholders are urged to read the Tender Offer Statement and its exhibits regarding the proposed Offer when it becomes available, because it will contain important information that you should consider before making any decision regarding the Offer.  You may obtain a free copy of the Tender Offer Statement and its exhibits and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, or from the Company’s website at www.grantierra.com, or from Computershare by telephone at 1-800-564-6253 (toll free in North America) or at 1-514-982-7555 (collect call outside North America) or by email at corporateactions@computershare.com.

Contact Information:

For investor and media inquiries please contact:

Gary Guidry

Chief Executive Officer

403-767-6500

Ryan Ellson

Chief Financial Officer

403-767-6501

Rodger Trimble

Vice President, Investor Relations

403-698-7941

info@grantierra.com